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Exhibit 21.1

AeroVironment and Current Entities

Name	Jurisdiction of Organization
AeroVironment, Inc.	Delaware
AeroVironment International PTE. LTD.	Singapore
AV S.r.l. Italy	Italy
AV GmbH	Germany
AV Massachusetts, LLC	Massachusetts
AV Rhode Island, LLC	Rhode Island
AILC, Inc.	Delaware
SkyTower, Inc.	Delaware
SkyTower, LLC	Delaware
Regenerative Fuel Cell Systems, LLC	Delaware
Charger Bicycles, LLC (50%)*	Delaware
Altoy Savunma Sanayi ve Havacilik Anonim Sirketi**	Turkey

*
inactive, but never officially dissolved

**
the Company has a 49% ownership interest

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  Exhibit 21.1